Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: August 2, 2011
ANCHOR BANCORP WISCONSIN INC. ANNOUNCES
FIRST QUARTER RESULTS
Madison, Wis. — Anchor BanCorp Wisconsin Inc. (the “Corporation”) today announced a net loss available to common equity of $8.2 million, or $0.38 per common share, for the three months ended June 30, 2011. This compares to a net loss available to common equity of $15.5 million, or $0.73 per common share, for the same period in 2010. Results reflect improvement in net interest income and lower levels of provision for credit losses and non-interest expense, partially offset by a decrease in non-interest income. The total Risk-Based Capital Ratio of 8.32% also improved over the same period in 2010, as well as over the fourth quarter of fiscal year 2011. Certain key credit metrics also trended favorably versus the comparable quarter last year and the fourth quarter of fiscal year 2011, including non-performing loans, non-performing assets and the ratio of non-performing loans to total loans. However, foreclosed properties and repossessed assets, and the associated management and maintenance costs, remain at elevated levels over the same period in 2010.
“While we are pleased that core operating results and regulatory capital ratios continue to trend favorably, management continues to focus on executing the Bank’s capital plan,” said Chris Bauer, President and Chief Executive Officer of the Corporation and the Bank. “As we continue working to improve the financial and operating performance of the Bank, the likelihood increases that we will attract outside capital.”
Although the financial performance of the Bank has improved, the Corporation, as the holding company of the Bank, continues to be burdened with significant senior debt and preferred stock obligations. As of June 30, 2011, $116.3 million continues to be owed to various lenders led by U.S. Bank under its credit agreement that was recently extended to November 30, 2011. The Corporation also has accrued but unpaid interest and fees totaling $27.3 million associated with this obligation that is due and payable at maturity. In addition, the Corporation issued $110 million in preferred stock in 2009 to the United States Treasury pursuant to the Treasury’s Capital Purchase Program (“CPP”). While the Bank has substantial liquidity, it is currently precluded by its regulators from paying dividends to the Corporation. As a result, and as permitted under the CPP program, the Corporation has deferred nine quarterly preferred stock dividend payments to the Treasury totaling $14.0 million.
Highlights for the first quarter ended June 30, 2011, include:
•	Total Risk-Based Capital Ratio for the Bank was at 8.32 percent as of June 30, 2011. Under regulatory requirements, a bank must have a total Risk-Based Capital Ratio of 8.0 percent or greater to be considered adequately capitalized; however, the Bank’s capital ratios remain below the 12 percent level required under the terms of the Cease and Desist Order issued by the Office of Thrift Supervision (“OTS”) on June 26, 2009. (Now administered by the Federal Reserve with respect to the Corporation and the Office of the Comptroller of the Currency (“OCC”) with respect to the Bank).

•	Total assets declined by 4.5 percent to $3.24 billion as of June 30, 2011, compared to $3.39 billion as of March 31, 2011. The decline was largely due to a $129.4 million reduction in loans held for investment during the period, driven by scheduled pay-offs, amortizations and transfers to foreclosed properties as part of a proactive collection and workout effort.

•	Net interest margin increased to 2.77 percent for the quarter ended June 30, 2011, compared to 1.86 percent for the quarter ended June 30, 2010. The yield on earning assets increased by 29 basis points, from 4.37 percent for the quarter ended June 30, 2010, to 4.66 percent for the quarter ended June 30, 2011, primarily due to a lower level of loans on non-accrual status. The cost of funds also improved, declining 64 basis points, from 2.41 percent to 1.77 percent in the same period of 2010, primarily due to closely managing new and renewal rates of interest in our CD portfolio.

•	Total non-interest income was $7.9 million for the three months ended June 30, 2011, compared to $13.7 million for the same period in 2010. The decrease was primarily attributable to a $4.9 million gain on the sale of branches in the first quarter of fiscal year 2011.

•	Non-interest expense for the three months ended June 30, 2011, decreased by $5.0 million, or 14.0 percent, to $30.7 million, compared to the same period last year, primarily due to reductions in compensation expense, FDIC insurance premiums, legal services and other professional fees. These decreases were partially offset by higher expenses associated with foreclosed properties and repossessed assets.
Capital Ratios
The Tier 1 (Core) Capital Ratio for the Bank was 4.44 percent at June 30, 2011, compared to 4.26 percent at March 31, 2011. Total Risk-Based Capital Ratio for the Bank was 8.32 percent and 8.04 percent, respectively, for the same periods. Under regulatory requirements, a bank must have a Tier 1 (Core) Capital ratio of 4.0 percent or greater and a total Risk-Based Capital Ratio of 8.0 percent or greater to be considered adequately capitalized. The Bank continues to work toward the requirements of the previously issued Cease and Desist Order that requires Tier 1 (Core) Capital ratio of 8.0 percent and total Risk-Based Capital Ratio of 12.0 percent. On July 21, 2011, the OTS ceased operations pursuant to the Dodd-Frank Act and regulation of the Bank was assumed by the OCC and regulation of the Corporation was assumed by the Federal Reserve. The Federal Reserve and the OCC are now responsible for the administration of the Cease and Desist Order.

“We are pleased with the improvement in capital during the quarter as it reflects the significant attention and hard work by the Bank to reduce the size of the balance sheet, enhance asset/liability management, improve asset quality and create a more efficient operating platform,” stated Bauer. “Continuing to improve our capital ratios remains a key focus of the organization.”
The Corporation continues to work with Sandler O’Neill & Partners, L.P. as a financial advisor in the capital raising efforts. “We believe that the changes and improvements we’ve been making will increase the likelihood of attracting outside capital,” said Bauer.
Credit Quality Improvement Efforts Continue
Provision for credit losses for the three months ended June 30, 2011, was $3.5 million, as compared to $8.9 million for the same period in 2010. The improvement in provision for credit losses was partly due to lower levels of non-performing loans which decreased from $372.6 million as of June 30, 2010 to $285.7 million at the end of the current quarter.
Early stage and overall delinquencies began to decline in the third quarter of fiscal 2011. This trend has continued through the first quarter of fiscal 2012. In addition, total non-performing assets decreased $21.8 million, or 5.5 percent, to $375.2 million as of June 30, 2011, from $397.0 million as of March 31, 2011.
Bauer added, “We are encouraged by a favorable trend in early stage and overall delinquencies that began in the third quarter of fiscal 2011. This, coupled with the Bank’s ongoing efforts to aggressively work out troubled loans, has led to a decline in the level of non-performing loans. However, this positive trend has been somewhat offset by an elevated level of foreclosed properties on the consolidated balance sheet. The increased level of foreclosed properties compared to this time last year has a direct negative impact on the expenses related to foreclosed properties and repossessed assets due to the high cost of carrying these assets.” Total foreclosed properties and repossessed assets were $89.5 million at June 30, 2011, substantially equal to $90.7 million at March 31, 2011, and an increase of $40.1 million compared to $49.4 million at June 30, 2010.
About Anchor Bancorp Wisconsin, Inc.
Anchor BanCorp Wisconsin Inc.’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb (the “Bank”), the wholly owned subsidiary, has 57 offices. All are located in Wisconsin.
For More Information
For more information, contact Emily Campbell, VP — Marketing & Communications, at (608) 252-1436.
Forward-Looking Statements
This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements.

Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions made by or to be made by us, projections involving anticipated revenues, earnings, liquidity, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws. Please refer to our Annual Report for the fiscal year ending March 31, 2011 on Form 10-K, as filed with the Securities and Exchange Commission, for a more comprehensive discussion of forward-looking statements and the risks and uncertainties associated with our business.

ANCHOR BANCORP WISCONSIN INC.
FINANCIAL HIGHLIGHTS
(Dollars in thousands — except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2011	2010
Operations Data:
Net interest income	$21,520	$18,888
Provision for credit losses	3,482	8,934
Net gain on sale of loans	1,173	1,347
Other non-interest income	6,754	12,320
Non-interest expense	30,710	35,695
Loss before income taxes	(4,745)	(12,074)
Income taxes	10	—
Net loss	(4,755)	(12,074)
Preferred stock dividends in arrears	(1,536)	(1,585)
Preferred stock discount accretion	(1,863)	(1,863)
Net loss available to common equity	(8,154)	(15,522)

Selected Financial Ratios (1):
Yield on earning assets	4.66%	4.37%
Cost of funds	1.77	2.41
Interest rate spread	2.89	1.96
Net interest margin	2.77	1.86
Return on average assets	(0.39)	(0.98)
Return on average equity	N/M	N/M
Average equity to average assets	(0.32)	0.61
Non-interest expense to average assets	3.69	3.33

Per Share:
Basic loss per common share	$(0.38)	$(0.73)
Diluted loss per common share	(0.38)	(0.73)
Book value per common share	(5.30)	(3.32)

	June 30,		Percent
	2011	2010	Change
Financial Condition:
Total assets	$3,240,867	$3,998,929	-19.0%
Loans receivable, net
Held for sale	16,333	24,362	(33.0)
Held for investment	2,390,987	3,040,398	(21.4)
Investment securities available for sale, at fair value	470,771	485,175	(3.0)
Investment securities held to maturity, at amortized cost	25	36	(30.6)
Deposits and accrued interest	2,649,475	3,225,382	(17.9)
Other borrowed funds	543,679	701,429	(22.5)
Stockholders’ (deficit) equity	(4,990)	38,040	(113.1)
Allowance for loan losses	138,740	166,649	(16.7)
Non-performing assets	375,201	422,024	(11.1)
Quarterly net charge-offs	15,002	21,929	(31.6)

(1) N/M —	Annualized when appropriate. Not meaningful

ANCHOR BANCORP WISCONSIN INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

	June 30,	March 31,
	2011	2011
	(In Thousands)
Assets
Cash and cash equivalents	$128,746	$107,015
Investment securities available for sale, at fair value	470,771	523,289
Investment securities held to maturity, at amortized cost	25	27
Loans receivable, net
Held for sale	16,333	7,538
Held for investment	2,390,987	2,520,367
Foreclosed properties and repossessed assets, net	89,491	90,707
Real estate held for development and sale	717	717
Office properties and equipment	28,365	29,127
Federal Home Loan Bank stock—at cost	54,829	54,829
Accrued interest and other assets	60,603	61,209

Total assets	$3,240,867	$3,394,825

Liabilities and Stockholders’ (Deficit) Equity
Deposits
Non-interest bearing	$260,939	$240,671
Interest bearing deposits and accrued interest	2,388,536	2,466,489

Total deposits and accrued interest	2,649,475	2,707,160
Other borrowed funds	543,679	654,779
Other liabilities	52,703	46,057

Total liabilities	3,245,857	3,407,996

Preferred stock, $.10 par value, 5,000,000 shares authorized, 110,000 shares issued and outstanding; dividends in arrears of $14,043 at June 30, 2011 and $12,507 at March 31, 2011	90,871	89,008
Common stock, $.10 par value, 100,000,000 shares authorized, 25,363,339 shares issued	2,536	2,536
Additional paid-in capital	111,513	111,513
Retained deficit	(109,980)	(103,362)
Accumulated other comprehensive loss	(7,016)	(19,952)
Treasury stock (3,685,745 shares,) at cost	(90,534)	(90,534)
Deferred compensation obligation	(2,380)	(2,380)

Total stockholders’ deficit	(4,990)	(13,171)

Total liabilities and stockholders’ deficit	$3,240,867	$3,394,825

ANCHOR BANCORP WISCONSIN INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30,
	2011	2010
	(In Thousands - except per share amounts)
Interest income:
Loans	$32,109	$40,681
Investment securities and Federal Home Loan Bank stock	3,956	3,445
Interest-bearing deposits	52	250

Total interest income	36,117	44,376
Interest expense:
Deposits	7,327	15,815
Other borrowed funds	7,270	9,673

Total interest expense	14,597	25,488

Net interest income	21,520	18,888
Provision for credit losses	3,482	8,934

Net interest income after provision for credit losses	18,038	9,954
Non-interest income:
Net impairment losses recognized in earnings	(59)	(86)
Loan servicing income, net of amortization	768	1,153
Credit enhancement income on mortgage loans sold	46	253
Service charges on deposits	2,794	3,753
Investment and insurance commissions	1,037	956
Net gain on sale of loans	1,173	1,347
Net gain on sale of investment securities	1,136	112
Net gain on sale of branches	—	4,930
Other revenue from real estate partnership operations	38	386
Other	994	863

Total non-interest income	7,927	13,667
Non-interest expense:
Compensation	10,194	11,825
Occupancy	1,980	2,367
Federal deposit insurance premiums	1,933	4,075
Furniture and equipment	1,544	1,762
Data processing	1,383	1,572
Marketing	305	307
Other expenses from real estate partnership operations	42	502
Foreclosed properties and repossessed assets—net expense	7,625	5,656
Foreclosure cost advance impairment	—	—
Mortgage servicing rights impairment	221	190
Legal services	934	2,099
Other professional fees	575	1,794
Other	3,974	3,546

Total non-interest expense	30,710	35,695

Loss before income taxes	(4,745)	(12,074)
Income taxes	10	—

Net loss	(4,755)	(12,074)
Preferred stock dividends in arrears	(1,536)	(1,585)
Preferred stock discount accretion	(1,863)	(1,863)

Net loss available to common equity	$(8,154)	$(15,522)

Loss per common share:
Basic	$(0.38)	$(0.73)
Diluted	(0.38)	(0.73)